Exhibit 5.1

Top KingWin Ltd	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/508141.00003

26 June 2025

Dear Sirs

Top KingWin Ltd (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-3 (File No. 333-283030), including all amendments or supplements (including any prospectus supplement) thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission under the United States Securities Act 1933, as amended. The Registration Statement relates to the proposed offering and sale (the Offering) of certain class A ordinary shares with par value of US$0.0025 per share of the Company (the Class A Ordinary Shares or the Shares) pursuant to a securities purchase agreement dated 23 June 2025 entered into between the Company and the purchasers set out therein (the SPA).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 16 February 2022 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the second amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 22 April 2025 and effective from 5 May 2025 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing of the Company dated 19 February 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors of the Company (the Register of Directors);

(e)	the written resolutions of all the directors of the Company dated 24 June 2025 approving, among other things, the Company’s filing of the Registration Statement and the issuance of the Shares pursuant to the SPA and the Offering (the Board Resolutions);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(f)	a certificate from a director of the Company dated 26 June 2025 as to certain matters of fact (the Director’s Certificate); and

(g)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Register of Directors and the Director’s Certificate is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the Board Resolutions remain in full force and effect, and have not been amended, revoked or rescinded in any way;

(g)	each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company shall have sufficient number of unissued shares in its authorised share capital at the time of issuance of the Shares (the Offering Shares) pursuant to the Registration Statement in order for it to issue the Offering Shares without needing to first increase its authorised share capital;

(j)	the consideration payable for each Offering Share shall be no less than the par value of US$0.0025 each;

(k)	the choice of the Relevant Law as the governing law of the SPA, has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands;

(l)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Shares and none of the Shares have been offered or issued to residents of the Cayman Islands;

(m)	the Company is, and after the issuance (where applicable) of the Shares, will be able to pay its liabilities as they fall due;

(n)	upon the issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(o)	all necessary corporate action will be taken to authorize and approve any issuance of Shares and the terms of the offering of such Shares thereof and any other related matters and that the applicable SPA or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(p)	there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3	Opinions

On the basis of the examination of the Documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company in the Cayman Islands and is validly existing and in good standing with the Registrar.

Authorised Shares

(b)	Based solely on the Memorandum, the authorised share capital of the Company is US$31,250,000 divided into (i) 10,000,000,000 class A ordinary shares of a par value of US$0.0025 each (the Class A Ordinary Shares) and (ii) 2,500,000,000 class B ordinary shares of a par value of US$0.0025 each.

Valid Issuance of Class A Ordinary Shares

(c)	With respect to the Class A Ordinary Shares, when

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Class A Ordinary Shares, the terms of the offering of the Class A Ordinary Shares and any other related matters;

(ii)	the provisions of the memorandum and articles of association of the Company then in effect and the applicable SPA approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Class A Ordinary Shares) has been made; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Class A Ordinary Shares as fully paid shares and the subscription price of such Class A Ordinary Shares (being not less than the par value of the Class A Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Class A Ordinary Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable. Assuming that payment of the consideration set forth in the SPA has been made in full and no requirement to pay additional consideration is contained in any other document and subject to the satisfaction of any conditions or requirements set forth in the SPA or the Board Resolutions, the Class A Ordinary Shares will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”; and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier